UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2007
PDG ENVIRONMENTAL, INC.
(Exact name of registrant as specified in this charter)

Delaware	001-13667	22-2677298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
1386 Beulah Road, Building 801, Pittsburgh, PA 15235
(Address of Principal Executive Offices and Zip Code)
Registrant’s Telephone Number, including area code: (412) 243-3200
Not applicable
(Former Name or Former Address, if Changes Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Principal Officers.
PDG Environmental, Inc. (the “Company”) announced on May 16, 2007, that Mr. Nick Battaglia has been named Chief Financial Officer, effective May 23, 2007. Mr. Battaglia joins the Company from StanCorp Financial Group, a public financial services company. In his new role as Chief Financial Officer, Mr. Battaglia, age 40, will report to John C. Regan, President and Chief Executive Officer of the Company.
From December 2006 to 2007, Mr. Battaglia worked at StanCorp Financial Group as Assistant Vice President of the Asset Management Group. From 1999 to 2006, Mr. Battaglia served as Chief Financial Officer and Treasurer of Invesmart where he oversaw the accounting/tax, finance and treasury functions of the company. Prior to that, Mr. Battaglia worked for 11 years at Arthur Andersen where he provided audit, accounting and business advisory services for a diverse client base.
In his new role at the Company, Mr. Battaglia will be paid a base salary of $160,000 and 500,000 stock options will be granted to Mr. Battaglia on May 23, 2007, pursuant to the terms of the Company’s Employee Incentive Stock Option Plan. Mr. Battaglia’s stock options shall vest equally over five (5) years, which vesting will accelerate if a “change of control” with respect to the Company occurs.
Mr. Battaglia will be eligible to participate in the Company’s Incentive and Profit Sharing Plan, insurance, retirement and other employee benefit programs during his continued employment with the Company. In the event that Mr. Battaglia is terminated without cause or as a result of a “change of control” within the first year of employment, he will be entitled to receive severance of nine (9) months of base salary. In the event that Mr. Battaglia is terminated without cause or as a result of a “change of control” after the first year of employment, he will be entitled to receive severance of six (6) months of base salary. After the second year of employment, Mr. Battaglia will be eligible for severance pay in accordance with Company policy. All compensation will be subject to the Company’s accounting and human resources policies and procedures.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: May 16, 2007

PDG ENVIRONMENTAL, INC.
By:	/s/ John C. Regan
John C. Regan
Chairman and Chief Executive Officer